Exhibit 99.1
Letter from the Chairman & CEO
16 May 2011

May 16, 2011
Dear Shareholder,
It is a great pleasure that I have this opportunity to update you on the progress at REVA since our listing in December. To keep you informed, I will continue to write to you from time to time to provide insights and updates on the Company and its progress.
Our first Annual General Meeting takes place in a week (23 May 2011 in Sydney, Australia), right after the EuroPCR, which is an important interventional cardiology meeting here in Paris this week. We will be meeting with key thought leaders, clinical investigators and investors and so believe this time is a good opportunity to update everyone at once.
Initial Public Offering
REVA completed its IPO on 23 December 2010 raising gross proceeds of A$85 million, a significant achievement given the economy and state of the financial markets worldwide in 2010. As important as the success of the IPO is the quality of investors in REVA from around the world. For a pre-commercial medical device company, REVA enjoys excellent support from an impressive cross section of both private and institutional investors in Australia, Hong Kong, the United Kingdom and the United States. The quality of our investors is testament to the exciting technology, being REVA’s ReZolve™ bioresorbable coronary stent, which as you know is aimed to be a major long-term participant in the multi-billion dollar stent industry.
Staffing
After the listing, the Company immediately began hiring qualified individuals to fill positions required for the business. We announced earlier this year the addition of Jeff Anderson, our VP of Clinical and Regulatory Affairs. Jeff knows our technology well, is known to our clinical investigators, and understands the strategic considerations in the design of human studies in this exciting and new sector of coronary stenting.
Don Brandom, PhD who led our polymer program since its inception, was promoted to Vice President of Product Development. Don’s excellence at project management combined with his deep knowledge of polymer science make him an ideal leader to push all Company R&D programs forward, as well as to help in the transfer of all design and processes for the handoff to manufacturing as we prepare for commercialization.
HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com
AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777
REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

Letter from the Chairman & CEO, May 16 2011
We have secured additional staff in the areas of finance, human resources and operations, nearly doubling the Company’s number of employees to 55 individuals. Most notable is the activity taking place in our cleanroom where we build the stents: we now have three times as many assemblers as we had prior to the IPO and we plan to expand cleanroom capacity and add additional personnel to this vital function in the upcoming months.
Two remaining very important senior executive roles involve the hiring of a Chief Medical Officer and a Senior Vice President of Commercialization. The Chief Medical Officer will be an individual with practical clinical interventional or surgical cardiology experience who will be the Company’s face with clinical peers and regulatory authorities. The SVP of Commercialization will have the experience to assist the Company in taking the many years of knowledge we have created in the lab through the steps to manufacture the device in large quantities and different sizes, repeatedly, at acceptable yields and in a cost effective manner. Aside from clinical preparedness, the future commercialization of the Company’s products is the Company’s highest priority at this point. We are in discussions with candidates for both the position of Chief Medical Officer and Senior VP of Commercialization.
Industry News
The time for a breakthrough technology in coronary stenting has never been so right. Advances in metallic stents have essentially plateaued, as reflected in clinical parity across the various competitor platforms. Medtronic, Abbott and Boston Scientific have announced data recently with their metallic stent programs, where market shares between Xience V, Endeavor Resolute and Promus Element are expected to even out.
Due to product parity and the pressures to reduce healthcare costs, stent pricing has averaged low to high single digit declines in most developed markets in the past year.
Industry, investor research and the clinical community are now very focused on the promise of bioresorbable stents. The idea of stenting a vessel only long enough to allow the vessel to heal from the trauma caused during an angioplasty procedure, then to have the stent disappear to leave the vessel in its natural state, allowing the vessel to move naturally (which they are unable to do with permanent metal stents), has always stirred excitement. It should be noted that when stents were conceived thirty years ago, the intent was to make them biodegrade, but it has taken three decades to create thin strong designs in safe materials that work.
On the bioresorbable stent front, three companies are investing heavily in programs to take interventional cardiology treatment to a new level: Abbott, Biotronik and REVA. Abbott has been the most visible with its ABSORB™ stent (formerly known as “BVS”). Abbott received CE Mark in January 2011. Based on Abbott’s data, which showed acceptable adverse event rates, no blood clots within the stented areas, and loss in arterial diameter between the time of implant and one year (a term called “late loss”) comparable to state-of-the-art metallic stents, the company announced that it would begin to commercialize ABSORB™ sometime in 2012. Abbott also announced they would be completing a randomized trial of about 500 patients in a head to head comparison with Abbott’s market leading metallic stent, Xience V™. Abbott’s success in implanting its ABSORB™ stent is indicating to the clinical community the value of this new technology of bioresorbable stents.

Letter from the Chairman & CEO, May 16 2011
We know less about Biotronik’s program status with its DREAMS™ degradable magnesium alloy stent, other than the company’s recent announcement that all patients had been enrolled in a pilot study that began last August. Although the metallic stent degrades, the rate at which the magnesium loses its scaffolding strength is an aspect that Biotronik has been researching. Biotronik (based in Germany) like Abbott is a company with a long record of innovation and success in a range of cardiology products. We expect Biotronik to be a player in our market.
We believe that the competitive landscape is very advantageous for us as none of the above companies combine all the features that we have with our ReZolveTM bioresorbable coronary stent and, therefore, we continue to be confident that we can secure our position as a major long-term participant in this multi-billion dollar industry.
Operations Update and Clinical Program
REVA has been hard at work perfecting its unique technology since we implanted a small number of patients in 2007. This work has led to a greatly improved device and polymer material that provide a stronger and more reliable scaffolding force once deployed. We also coat the ReZolve™ stent with the anti-restenotic drug sirolimus to improve the healing response of the coronary artery; we did not coat our original stents in this manner.
Further, we intend to cover the stent with a sheath to ensure safe delivery of the device. This means that as the stent is delivered into the heart’s arteries beginning from an incision in the femoral artery of the groin, the clinician can guide the device throughout the tortuosity of the heart’s network of vessels without concern of the stent dislodging (which all stents can do).
One matter that has arisen is the timing of the enrollment of patients into our pilot clinical study. While our previous guidance has been that the trial was expected to start during the 2nd quarter of 2011, a shortage in parts has prevented the Company from completing final verification testing. As adequate supplies became available, our verification tests indicate that final process improvements are necessary to complete the clinical preparedness. Therefore, the time necessary to complete all verification testing needed for the pilot clinical trial, is likely to produce a modest delay to the start of the upcoming human clinical trial, which should now occur in the 3rd quarter of 2011. The shortage of parts has been rectified and the Company believes that any resulting delay will be minor and not affect the ultimate commercialization timeline.
Regulatory Status
The Company has applied for and received ethics committee and governmental approvals to initiate the trial in Brazil; we are now in the process of obtaining the appropriate import authority. In addition, we have filed our clinical trial protocol in Germany. We have already responded to a small number of questions and, therefore, expect a timely clearance from the German regulatory body.
Intellectual Property
Of vital importance to any company pioneering advanced technology is the protection of inventions under patent laws around the world. We are pleased to report that since the IPO,

Letter from the Chairman & CEO, May 16 2011
REVA has been issued notices of allowance by the U.S. Patent and Trademark Office for two key technologies: the new spiral geometry utilized in the ReZolveTM stent and the development of REVA’s advanced side-chain crystalizable polymer technology.
Our patents play a key role in how we resource R&D, the cornerstone to REVA’s success to date. As we near clinical readiness, we have been working in a focused manner on the development of our next generation of technology. Key to this will be the development of new unique polymers that will allow us to improve a host of features in our product to make it even better as we aim for market leadership.
In Summary
Our Company and those in the clinical community continue to be impressed both by the scope of the opportunity we have before us and by the compelling nature of our technology. The Board and I continue to be impressed also by the exceptional depth of talent we have and the commitment and focus of each employee within our Company. We have much work ahead of us, but we look forward to 2011 and beyond with great excitement.
None of the forgoing would be possible without the investment and support of our shareholders. Thank you. We look forward to updating you on the progress of our developments in the upcoming months.
Our Company’s executives and some members of our Board of Directors look forward to seeing shareholders in a week in Sydney.
Kindest regards,
Robert Stockman
Chairman & Chief Executive Officer